Putnam Global Natural Resources Fund, as of August 31, 2011 annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows

72DD1 (000s omitted)

Class A	6,538
Class B	334
Class C	241

72DD2 (000s omitted)

Class M	100
Class R	257
Class Y	231

73A1

Class A	0.403
Class B	0.255
Class C	0.278

73A2

Class M	0.314
Class R	0.364
Class Y	0.454

74U1	(000s omitted)

Class A	15,494
Class B	1,139
Class C	885

74U2	(000s omitted)

Class M	315
Class R	831
Class Y	550

74V1

Class A	20.81
Class B	18.58
Class C	18.98

74V2

Class M	19.77
Class R	20.41
Class Y	20.96

Item 61 Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.